Exhibit 3.4

A0698639

CERTIFICATE OF AMENDMENT
OF
RESTATED ARTICLES OF INCORPORATION
OF
OPHTHALMIC IMAGING SYSTEMS

ENDORSED - FILED
in the office of the Secretary of State
of the State of California

DEC 14 2009

The undersigned certify that:

1. They are the Chief Executive Officer and the Secretary, respectively, of Ophthalmic Imaging Systems, a California corporation (the "Corporation").

2. Article Three of the Articles of Incorporation of the Corporation is amended to read as follows:

   THREE: This Corporation is authorized to issue two (2) classes of shares of stock to be designated, respectfully, Common and Preferred. The total number of Common Shares which this Corporation is authorized to issued is One Hundred Million (100,000,000). The total number of Preferred Shares which this Corporation is authorized to issue is Twenty Million (20,000,000). The Preferred Shares may be authorized in one or more series. The Board of Directors is authorized to fix the number of any such series of Preferred Shares and to fix the designation of such series. The Board of Directors is further authorized to determine or alter rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Shares and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

3. The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.

4. The foregoing amendment of the Articles of Incorporation has been duly approved by the required vote of stockholders in accordance with Section 902, California Corporations Code. The total number of outstanding common shares of the Corporation is [26,500,059] and no preferred stock is outstanding. The 19,014,071 number of shares of common stock voting in favor of the amendment equaled or exceeded the vote requirement. The percentage vote required was more that 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

November 30, 2009

Gil Allon, Chief Executive Officer

Ariel Shenhar, Chief Financial Officer and Secretary

OFFICE OF THE SECRETARY OF STATE